    As filed with the Securities and Exchange Commission on June 17, 1999
                                     Registration Statement No. 333-
----------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C.  20549


                                   FORM S-8
                            REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933


                             BEST BUY CO., INC.
              --------------------------------------------------
              (Exact name of issuer as specified in its charter)

        Minnesota                                          41-0907483
------------------------                               -------------------
(State of incorporation)                                (I.R.S. Employer
                                                       Identification No.)

       7075 Flying Cloud Drive
       Eden Prairie, Minnesota                                55344
----------------------------------------                    ----------
(Address of Principal Executive Offices)                    (Zip Code)

                               Best Buy Co., Inc.
                     Deferred Compensation Plan, as amended
                     --------------------------------------
                            (Full title of the plan)

     Richard M. Schulze
     7075 Flying Cloud Drive            Copy of communications to:
     Eden Prairie, MN  55344
     -----------------------            Anne M. Rosenberg
     (Name and address of               Robins, Kaplan, Miller & Ciresi L.L.P.
     agent for service)                 2800 LaSalle Plaza
                                        800 LaSalle Avenue
       (612) 947-2000                   Minneapolis, MN  55402-2015
     -----------------------            (612) 349-8500
     (Telephone number,
     including area code,
     of agent for service)

                    (cover page is continued on next page)

                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------------------
                                               Proposed Maximum      Proposed Maximum
  Title of Securities to     Amount to be     Offering Price Per    Aggregate Offering         Amount of
    be Registered (1)         Registered         Obligation              Price (2)          Registration Fee
-------------------------------------------------------------------------------------------------------------
 Deferred
 Compensation                $40,000,000            100%             $40,000,000                $11,120
 Obligations
-------------------------------------------------------------------------------------------------------------

(1) The Deferred Compensation Obligations are unsecured obligations of the Registrant to pay deferred compensation in the future in accordance with the terms of the Best Buy Co., Inc. Deferred Compensation Plan.

(2)  Estimated solely for the purpose of determining the registration fee.

Exhibit Index on Page 10.

                                    PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents filed with the Securities and Exchange Commission are incorporated in this Registration Statement by reference:

     1. Registrant's Annual Report on Form 10-K for the year ended February 27, 1999.

     2. All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "1934 Act") since February 28, 1999.

     All documents hereafter filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act, prior to the filing of a post-effective amendment which indicates that all the securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing such documents.

ITEM 4.   DESCRIPTION OF SECURITIES.

     The following description of the securities offered hereby is qualified by reference to the Registrant's Deferred Compensation Plan, as amended (the "Plan"). Capitalized terms used herein and not otherwise defined are defined in the Plan.

     Under the Plan, the Registrant will provide eligible employees and directors the opportunity to enter into agreements for the deferral of a specified amount or percentage of their future cash compensation. The obligations of the Registrant under such agreements, together with any amounts the Registrant may choose to contribute to the Plan on behalf of one or more Participants, as defined below (collectively, the "Obligations") will be unsecured general obligations of the Registrant to pay the deferred compensation in the future in accordance with the terms of the Plan, and will rank equally with other unsecured and unsubordinated indebtedness of the Registrant from time to time outstanding and payable from the general assets of the Registrant. Moreover, because the Registrant maintains operating subsidiaries, the right of the Registrant and, therefore, the right of the creditors of the Registrant (including participants in the Plan), to participate in any distribution of the assets of any subsidiary upon its liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that claims of the Registrant itself as a creditor of the subsidiary may be recognized.

     The amount of compensation to be deferred by each participating employee or director (each a "Participant") will be determined in accordance with the Plan based on elections by each Participant. Each Obligation will be indexed to one or more Measurement Funds chosen by each Participant from a list of investment media (currently five mutual funds). The Obligation will be adjusted to reflect the investment experience, whether positive or negative, of the selected Measurement Fund(s), including any appreciation or depreciation. The Obligations will be denominated and be payable in United States dollars generally upon termination of employment or on a date or dates selected by the

Participant in accordance with the terms of the Plan. The Plan is not required to be funded and the amount of compensation deferred by each Participant are part of the general funds of the Registrant, are subject to all the risks of the Registrant's business and may be deposited, invested or expended in any manner whatsoever by the Registrant.

     A Participant's right or the right of any other person to the Obligations cannot be assigned, alienated, sold, garnished, transferred, pledged or encumbered except by a written designation of a beneficiary under the Plan, by written will, or by the laws of descent and distribution.

     The Obligations are not subject to redemption, in whole or in part, prior to the individual payment dates specified by each Participant, except in the event of extreme financial hardship of a Participant or termination of his or her employment, although the Obligations could be redeemed in case of termination of the Plan. However, the Registrant reserves the right to amend or terminate the Plan at any time, except that no such amendment or termination shall adversely affect the right of each Participant to the vested balance of his or her deferred account as of the date of such amendment or termination.

     The Obligations are not convertible into another security of the Registrant. The Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Registrant. No trustee has been appointed having the authority to take action with respect to the Obligations and each Participant will be responsible for acting independently with respect to, among other things, the giving of notices, responding to any requests for consents, waivers or amendments pertaining to the Obligations, enforcing covenants and taking action upon a default.

ITEM 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL.

     Elliot S. Kaplan, a director and Secretary of the Registrant, is also a member of the law firm of Robins, Kaplan, Miller & Ciresi L.L.P., which has rendered an opinion as to the validity of the Obligations issuable under the Plan.

ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

          The Registrant is subject to the Minnesota Business Corporation Act, Minnesota Statutes, Chapter 302A. Minnesota Statutes, Section 302A.521, provides that a corporation shall indemnify any person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of such person against judgments, penalties, fines, including, without limitation, excise taxes assessed against such person with respect to an employee benefit plan, settlements and reasonable expenses, including attorneys' fees and disbursements, incurred by such person in connection with the proceeding, if, with respect to the acts or omissions of such person complained of in the proceeding, such person (1) has not been indemnified therefor by another organization or employee benefit plan; (2) acted in good faith; (3) received no improper personal benefit and Section 302A.255 (with respect to director conflicts of interest), if applicable, has been satisfied; (4) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (5) reasonably believed that the conduct was in the best interests of the corporation in the case of acts or omissions in such person's official capacity for the corporation, or reasonably believed that the conduct was not opposed to the best interests of the corporation in the case of acts or omissions in such person's official capacity for other affiliated organizations.

     In addition, the Registrant's Articles of Incorporation provide that a director of the Registrant shall not be personally liable to the Registrant or its shareholders for monetary damages for breach of fiduciary duty as a director except for liability (1) for any breach of the director's duty of loyalty to the Registrant or its shareholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) for paying a dividend or approving a stock repurchase in violation of Minnesota Statutes, Section 302A.551; (4) for violating the securities registration or anti-fraud provisions of Minnesota Statutes,
Section 80A.23; (5) for any transaction from which the director derived an improper personal benefit; or (6) for acts or omissions occurring prior to the date when the relevant provision of the Articles of Incorporation became effective. The Articles of Incorporation do not limit directors' liability for violations of the federal securities laws. The Articles of Incorporation are consistent with the Minnesota Business Corporation Act and if such Act is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Registrant would be eliminated or limited to the fullest extent permitted by Minnesota law.

     As of September 1, 1998, the Registrant obtained a Directors' and Officers' Liability Insurance Policy, with coverage of $100 million, subject to various deductibles and exclusions from coverage. There is no coverage for liabilities arising in connection with the filing of a registration statement by the Registrant under the Securities Act of 1933 (the "1933 Act") or under any underwriting agreement entered into in connection with a public offering of securities.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

     Not applicable.

ITEM 8.  EXHIBITS.

     The following are filed as exhibits to this Registration Statement:

          Exhibits
          --------
          4         Best Buy Co., Inc. Deferred Compensation Plan, as amended.

          5 Opinion of Robins, Kaplan, Miller & Ciresi L.L.P. as to the legality of the securities being registered.

          23.1      Consent of Ernst & Young LLP.

          23.2      Consent of Robins, Kaplan, Miller & Ciresi L.L.P.
                    (contained in their opinion filed as Exhibit 5).

          24        Power of Attorney (included on signature page hereto).

ITEM 9.   UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

     1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (a) to include any prospectus required by Section 10(a)(3) of the 1933 Act;

          (b) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

          (c) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

PROVIDED, HOWEVER, that paragraphs (a) and (b), above, do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in this Registration Statement;

     2. That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

     4. That, for purposes of determining any liability under the 1933 Act, each filing of the Registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the 1934 Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     5. Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933
Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Eden Prairie, State of Minnesota, on this 17th day of June, 1999.

                                       BEST BUY CO., INC.


                                       By:  /s/ Richard M. Schulze
                                          ------------------------------------
                                            Richard M. Schulze
                                            Chief Executive Officer

                              POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints RICHARD M. SCHULZE and ALLEN U. LENZMEIER, and each of them, his true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to the Registration Statement on Form S-8 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on June 17, 1999.

Signature                                         Title
---------                                         -----
                                             Chairman, Chief
/s/ Richard M. Schulze                       Executive Officer
-----------------------------------          (principal executive
Richard M. Schulze                           officer) and Director


                                             Executive Vice
/s/ Allen U. Lenzmeier                       President and Chief
-----------------------------------          Financial Officer
Allen U. Lenzmeier                           (principal financial
                                             officer)

                                       8

                                             Senior Vice President-
/s/ Robert C. Fox                            Finance and Treasurer
-----------------------------------          (principal accounting
Robert C. Fox                                officer)


                                             Secretary and
/s/ Elliot S. Kaplan                         Director
-----------------------------------
Elliot S. Kaplan


/s/ Frank D. Trestman                        Director
-----------------------------------
Frank D. Trestman


                                             Director
-----------------------------------
Bradbury H. Anderson


                                             Director
-----------------------------------
Culver Davis, Jr.


                                             Director
-----------------------------------
James C. Wetherbe


/s/ Yvonne R. Jackson                        Director
-----------------------------------
Yvonne R. Jackson


                                             Director
-----------------------------------
Hatim A. Tyabji


/s/ David H. Starr                           Director
-----------------------------------
David H. Starr

                                EXHIBIT INDEX

EXHIBITS
--------
4         Best Buy Co., Inc. Deferred Compensation Plan, as amended.            Filed herewith

5         Opinion of Robins, Kaplan, Miller & Ciresi L.L.P. as to the           Filed herewith
          legality of the securities being registered.

23.1      Consent of Ernst & Young LLP.                                         Filed herewith

23.2      Consent of Robins, Kaplan, Miller & Ciresi L.L.P. (contained          Filed herewith
          in their opinion filed as Exhibit 5).

24        Power of Attorney (included on signature page hereto).                Filed herewith

                                       10